EXHIBIT 10.1

Credit Agreement

dated as of July 28, 2016

among

BIO-TECHNE CORPORATION,

the Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

BMO Harris Bank N.A.,
as Administrative Agent

BMO Capital Markets and J.P. Morgan Securities LLC,
as Joint Lead Arrangers and Joint Book Runners

J.P. Morgan Securities LLC,
as Syndication Agent,

and

PNC Bank, National Association,
as Documentation Agent.

-i-

-ii-

-iii-

-iv-

-v-

Credit Agreement

This Credit Agreement is entered into as July 28, 2016, by and among Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO Harris Bank N.A., a national banking association, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings ascribed thereto in Section 1.1.

Preliminary Statement

Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions; Interpretation.

Section 1.1     Definitions. The following terms when used herein shall have the following meanings:“ACD” means Advanced Cell Diagnostics, Inc., a Delaware corporation.

“ACD Acquisition” means the acquisition by Borrower or a Subsidiary of ACD pursuant to the ACD Acquisition Agreement.

“ACD Acquisition Agreement” means the Agreement and Plan of Merger dated as of July 6, 2016, by and among Borrower, Aero Merger Sub, Inc., a Delaware corporation and Wholly-Owned Subsidiary of Borrower, ACD and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative.

“ACD Acquisition Date” means the date on which the ACD Acquisition is consummated.

“Acquired Business” means the entity or assets acquired by Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.

[Bio-Techne - Signature Page to Credit Agreement]

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

“Administrative Agent” means BMO Harris Bank N.A., a national banking association, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, with respect to Loans and the commitment fee payable under Section 2.10, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under Revolving Credit shall be	Applicable Margin for Eurodollar Loans under Revolving Credit shall be:	Applicable Commitment Fee shall be:
IV	Greater than or equal to 2.25 to 1.00	0.75%	1.75%	0.200%
III	Less than 2.25 to 1.00, but greater than or equal to 1.75 to 1.00	0.50%	1.50%	0.175%
II	Less than 1.75 to 1.00, but greater than or equal to 0.75 to 1.00	0.25%	1.25%	0.150%
I	Less than 0.75 to 1.00	0.00%	1.00%	0.125%

[Bio-Techne - Signature Page to Credit Agreement]

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after December 31, 2016, the date on which Administrative Agent is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5. The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Administrative Agent in accordance with the foregoing shall be conclusive and binding on Borrower and the Lenders absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Administrative Agent determines that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of the Loan Documents. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Investment Policy” means the Investment Policy dated January 28, 2010, as adopted by Borrower, as the same may be amended, supplemented or restated from time to time with the prior written approval of the Required Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by Administrative Agent and the Swing Line Lender, in substantially the form of Exhibit F or any other form approved by Administrative Agent and the Swing Line Lender.

[Bio-Techne - Signature Page to Credit Agreement]

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Administrative Agent, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by Administrative Agent to be the weighted average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, plus (ii) 1/2 of 1%, and (c) Adjusted LIBOR for deposits in U.S. Dollars for a one-month interest period for such day plus 1.00%; provided that in no event will the Base Rate be less than 0%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.2(a).

“BIS” means the United States Department of Commerce’s Bureau of Industry and Security.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the Revolving Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.4. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 2.5.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York, and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

[Bio-Techne - Signature Page to Credit Agreement]

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof or (c) the making or issuance of any request, rule, guideline, interpretation, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of Borrower on a fully diluted basis (other than, prior to the date of such conversion, Permitted Convertible Notes), or (b) occupation of seats (other than vacant seats) of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan.

[Bio-Techne - Signature Page to Credit Agreement]

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund any portion of the Revolving Loan, or, if applicable, a Swing Loan required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, the Administrative Agent or any the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, Swing Line Lender and each Lender.

“Default Rate” shall have the meaning set forth in Section 2.8 hereof.

“Designated Disbursement Account” means the account of Borrower maintained with Administrative Agent or its Affiliate and designated in writing to Administrative Agent as Borrower’s Designated Disbursement Account (or such other account as Borrower and Administrative Agent may otherwise agree).

[Bio-Techne - Signature Page to Credit Agreement]

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBIT” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, and (b) federal, state and local income taxes for such period, and adjusted for (i) (A) inventory step-ups associated with inventory of a Permitted Acquisition, (B) one-time professional fees related to a Permitted Acquisition, (C) any non-recurring fees, expenses or charges (including any such items directly attributable to severance, restructuring charges, relocation costs and one-time compensation charges) relating to a Permitted Acquisition, and (D) other non-recurring extraordinary items, provided that all adjustments under this subsection (i) are subject to the approval of the Administrative Agent, (ii) gains or losses realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business, (iii) extraordinary or non-recurring charges, expenses, gains or losses, (iv) any gains or losses from an early extinguishment of indebtedness, and (v) all other non-cash compensation expenses from equity based compensation and non-cash charges, non-cash expenses or non-cash gains or losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period). For purposes of this definition, all references to extraordinary, items, charges, expenses, gains or losses shall be determined pursuant to generally accepted accounting principles as in effect in the United States prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20).

“EBITDA” means, with reference to any period, EBIT plus (a) depreciation of fixed assets, (b) amortization of intangible assets for such period, and (c) the EBITDA of the target of a Permitted Acquisition during all relevant periods.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(a) (subject to such consents, if any, as may be required under Section 11.10(a)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any Guarantor or any of Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

[Bio-Techne - Signature Page to Credit Agreement]

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by Borrower or any of its Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, investigative, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, investigation, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.2(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any proration, exemption or offset under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Excluded Swap Obligation” means any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

[Bio-Techne - Signature Page to Credit Agreement]

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Lender’s failure to comply with Section 3.1(b) and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation or official rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate.

“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer or treasurer of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Borrower.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

[Bio-Techne - Signature Page to Credit Agreement]

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services, including, without limitation, treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, merchant processing services and other cash management arrangements, in each case afforded to Borrower or any Guarantor by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person; provided that for the purposes of this clause (b) the amount of such indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness of such other Person; provided, further, that the term “Guarantee” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in the ordinary course of business (other than such obligations with respect to indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

[Bio-Techne - Signature Page to Credit Agreement]

“Guarantor” and “Guarantors” each is defined in Section 6.12(a).

“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic or a pollutant and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof), (b) any “hazardous substance” as defined in CERCLA and (c) any material classified or regulated as “hazardous,” “toxic” or a “pollutant” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates; provided, that Hedging Liability shall not include Excluded Swap Obligations.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

[Bio-Techne - Signature Page to Credit Agreement]

“Immaterial Subsidiary” means any Subsidiary designated by the Borrower as an immaterial subsidiary; provided that at no time shall (i) the Total Assets (determined on a consolidated basis) of all Immaterial Subsidiaries exceed 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (ii) the total revenues (determined on a consolidated basis) of all Immaterial Subsidiaries exceed 5% of the aggregate total revenues of Borrower and its Subsidiaries on a consolidated basis, in each case, as of the last day of, or for the most recently ended period of, four consecutive fiscal quarters of Borrower; provided, further, that if, as of the last day of or for any such period the combined total assets or combined total revenues of all Immaterial Subsidiaries shall have exceeded (x) 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (y) 5% of the aggregate total revenues of Borrower and its Subsidiaries on a consolidated basis, as the case may be, then one or more of such Immaterial Subsidiaries shall for all purposes of the Loan Documents lose its designation as an Immaterial Subsidiary at the Borrowers direction (such direction to occur not later than five (5) Business Days after the earlier of (x) the delivery pursuant to Section 6.5(a) or (b) of financial statements of Borrower for the period during which either the amount set forth in clause (x) or (y) shall first have been exceeded and (y) in the event that as a result of an acquisition, disposition or transfer of material assets (including equity interests), either the amount set forth in clause (x) or (y) shall first have been exceeded, the date of such acquisition, disposition or transfer), or, in the absence of such direction, in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its Subsidiaries) of their total assets or total revenues, as the case may be, until such excess shall have been eliminated. For purposes of making calculations under this definition, following the consummation of the ACD Acquisition the Total Assets and the consolidated total revenues of Borrower and its Subsidiaries on a consolidated basis as of any date prior to, or for any period that commenced prior to, the date of consummation of the ACD Acquisition shall be determined on a pro forma basis to give effect to the ACD Acquisition and the other transactions to occur on such date.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 11.14(a).

“Interest Coverage Ratio” means, with reference to any period, the ratio of (a) EBIT of Borrower and its Subsidiaries for the most recently ended four fiscal quarters of Borrower to (b) cash Interest Expense of Borrower and its Subsidiaries for the same previous four fiscal quarters of Borrower and its Subsidiaries.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount, expense and other fees and charges associated with indebtedness) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

[Bio-Techne - Signature Page to Credit Agreement]

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar month) and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, one, two, three or six months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by Borrower and the Swing Line Lender, provided, that:

i.     no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii.     whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iii.     for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

[Bio-Techne - Signature Page to Credit Agreement]

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 11.10 and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 3.7.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London, England time) on the date that is two (2) Business Days before the beginning of such Interest Period by reference to the interest settlement rates for deposits in Dollars appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters Screen) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the Interpolated Rate; provided, further, that in no event will LIBOR be less than 0%.

“Lien” means any mortgage, lien, security interest, pledge, charge, hypothec, deemed trust, right or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided, however, that financing statements filed in connection with true leases or operating leases shall not constitute a “Lien” for purposes of this Agreement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means Borrower and each Guarantor, collectively.

[Bio-Techne - Signature Page to Credit Agreement]

“Material Agreement” means any agreement or contract to which Borrower or any of its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Administrative Agent and the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.11 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” each is defined in Section 2.9.

“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, that Obligations shall not include Excluded Swap Obligations.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.9.

[Bio-Techne - Signature Page to Credit Agreement]

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Participant Register” as defined in Section 11.9.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)     the Acquired Business is in an Eligible Line of Business;

(b)     the Acquisition shall not be a Hostile Acquisition and must be consummated in accordance with the terms of the agreements related thereto, in material compliance with all applicable laws and in compliance with all applicable organizational documents;

(c)     Acquisitions in respect of which the greater of book value and total consideration exceeds $100,000,000 shall require the satisfactory audit review and consent of the Administrative Agent;

(d)     if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, Borrower shall have complied with the requirements of Section 6.12 in connection therewith;

(e)     after giving effect to the Acquisition and any Credit Event in connection therewith, (i) no Default or Event of Default shall exist, and (ii) Borrower must be in pro forma compliance with respect to the financial covenants contained in Section 7.16 (looking back four complete fiscal quarters); and

[Bio-Techne - Signature Page to Credit Agreement]

(f)     in advance of the ACD Acquisition and any other acquisition in respect of which the greater of book value and total consideration exceeds $100,000,000, Borrower shall provide a certificate to the Administrative Agent (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to closing (in the case of the ACD Acquisition, after giving effect to the last sentence of this definition) and (ii) other than with respect to the ACD Acquisition, a reasonably detailed calculation of the pro forma financial covenant calculations described in subsection (e) above.

Notwithstanding the foregoing, with respect to the ACD Acquisition, subsections (a) through (c) and (e) of this definition will be deemed satisfied; provided that on the ACD Acquisition Date no Event of Default under Section 8.1(a), (j) or 8.1(k) with respect to Borrower shall have occurred and be continuing.

“Permitted Convertible Notes” means any notes issued by Borrower that are convertible into common stock of Borrower; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Termination Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Termination Date (it being understood that a repurchase of such notes on account of the occurrence of a “fundamental change” shall not be deemed to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a “fundamental change”) prior to the 91st day after the Termination Date, (c) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of Borrower in good faith), (d) no Subsidiary that is not a Loan Party shall guarantee obligations of Borrower thereunder, and each such guarantee shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guaranty by such Subsidiary, and (e) the obligations in respect thereof (and any guarantee thereof) shall not be secured by any Lien on any asset of Borrower or any Subsidiary.

“Permitted Senior Notes” means any senior unsecured notes or subordinated notes, or any combination of the foregoing, issued by the Borrower, provided that (a) with respect to subordinated notes only, such notes are subordinated in right of payment to the Obligations under the Loan Documents on terms customary at the time of the issuance of such notes for high yield subordinated debt securities issued in a public offering, (b) the stated final maturity of any such notes shall be no earlier than 91 days after the Termination Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Termination Date, (c) any such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a “fundamental change”) prior to the 91st day after the Termination Date, (d) the terms, conditions and covenants of any such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of the Borrower in good faith), (e) no Subsidiary that is not a Loan Party shall guarantee obligations of the Borrower thereunder, and each such guarantee (i) shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the guarantee by such Subsidiary and (ii) with respect to guarantees of the subordinated notes only, shall be subordinated to the guarantee by such Subsidiary of the Obligations hereunder, and under any Loan Document, on terms no less favorable to the Lenders than the subordination provisions of such notes, and (f) the obligations in respect of any such notes (including any guarantee thereof) shall not be secured by any Lien on any asset of the Borrower or any Subsidiary.

[Bio-Techne - Signature Page to Credit Agreement]

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by Borrower or any Subsidiary.

“Pro Rata Share” means, as for each Lender, its Percentage.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Qualified Acquisition” means an acquisition (other than the ACD Acquisition) that (a) is permitted under Section 7.3 and (b) upon the consummation thereof, is designated by a Financial Officer of Borrower in writing to the Administrative Agent to be a Qualified Acquisition; provided that the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition shall not be less than $250,000,000.

“Qualified Acquisition Period” means the fiscal quarter in which a Qualified Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter; provided that another Qualified Acquisition Period shall not commence until the current Qualified Acquisition Period shall have terminated and there shall have been at least one fiscal quarter when there was no Qualified Acquisition Period in effect.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Bio-Techne - Signature Page to Credit Agreement]

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Refinancing Indebtedness” means, in respect of any indebtedness (the “Original Indebtedness”), any indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and premiums, fees and expenses payable in connection with such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions (other than conditions that were applicable to the Original Indebtedness) that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Termination Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be at least as long as the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness (including any Guarantee thereof) shall have been subordinated to the Obligations, such Refinancing Indebtedness (including any Guarantee thereof) shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

[Bio-Techne - Signature Page to Credit Agreement]

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate outstanding Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Revolving Credit Commitments of the Lenders, subject to a minimum of two (2) Lenders. The Loans and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded, so long as such Lender remains a Defaulting Lender, in determining Required Lenders at any time.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans described in Sections 2.1 and 2.5.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans issued for the account of Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. Subject to increase pursuant to the terms and subject to the conditions set forth in Section 2.16, Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $400,000,000 on the date hereof.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.9.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned, whether individually or in the aggregate, directly or indirectly, 50% or more by, or controlled by, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, BIS or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member or Her Majesty’s Treasury of the United Kingdom.

“Solvency Certificate” means a solvency certificate signed by a Financial Officer in form and substance reasonably acceptable to the Administrative Agent.

[Bio-Techne - Signature Page to Credit Agreement]

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured, (c) Borrower and its Subsidiaries, taken as a whole, have not incurred, or do not believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debt as they mature in the ordinary course of business and (d) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small to engage in the business of the Borrower and its Subsidiaries, taken as a whole. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations , Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance reasonably satisfactory to Required Lenders.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.5.

“Swing Line Lender” means BMO Harris Bank N.A., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.10.

“Swing Line Lender’s Quoted Rate” is defined in Section 2.5(c).

“Swing Line Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

[Bio-Techne - Signature Page to Credit Agreement]

“Swing Loan” and “Swing Loans” each is defined in Section 2.5.

“Swing Note” is defined in Section 2.9.

“Taxes” means present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, and penalties applicable thereto.

“Termination Date” means July 28, 2021, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Total Assets” means all assets of Borrower and its Subsidiaries determined in accordance with GAAP and as set forth in the consolidated balance sheet of Borrower and its Subsidiaries as delivered pursuant to Section 6.5(b).

“Total Funded Debt” means, at any time the same is to be determined, (a) the sum (but without duplication) of the principal portion of (i) all Indebtedness for Borrowed Money of Borrower and its Subsidiaries at such time, and (ii) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, minus (b) the lesser of (x) the aggregate amount of cash and cash equivalents (in each case free and clear of all Liens other than nonconsensual Liens permitted under Section 7.2) included in the consolidated balance sheet of Borrower and its Domestic Subsidiaries as of such date and (y) $50,000,000.

“Total Leverage Ratio” means the ratio of Total Funded Debt of Borrower and its Subsidiaries as of the end of the most recent fiscal quarter to the EBITDA of Borrower and its Subsidiaries for the most recently ended four fiscal quarters, it being understood that to the extent any acquisition shall have occurred during such period, the Total Leverage Ratio shall be calculated as if such acquisition occurred at the beginning of such period.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law in the relief of debtors.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans. Amounts outstanding under the Swing Loans shall not be considered outstanding for purposes of the calculation of the revolving credit commitment fee pursuant to Section 2.10(a).

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

[Bio-Techne - Signature Page to Credit Agreement]

“Voting Stock” of any Person means equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by Law) or other equity interests are owned by Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2     Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Permitted Convertible Notes shall not constitute equity interests or capital stock of Borrower. All references to time of day herein are references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

[Bio-Techne - Signature Page to Credit Agreement]

Section 1.3     Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or the Required Lenders may by notice to the Lenders and Borrower, respectively, require that the Lenders and Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations), or any successor thereto, to value any indebtedness of Borrower or any Subsidiary at “fair value”, as defined therein, (B) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that indebtedness shall at all times be valued at the full stated principal amount thereof and (D) without giving effect to any change to GAAP occurring after the Closing Date as a result of the adoption of Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect and related interpretations), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the Closing Date, it being further agreed that all liabilities under or in respect of any lease (whether now outstanding or at any time hereafter entered into or incurred) that, under GAAP as in effect on the Closing Date, would be accrued as an operating lease expense and would not constitute a Capitalized Lease Obligation shall continue to be treated as operating lease expense in accordance with GAAP as in effect on the Closing Date and shall not constitute a Capital Lease Obligation, in each case, for purposes of all computations of amounts and ratios referred to herein, including under Section 7.

Section 2.     The Credit Facilities.

Section 2.1     Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally and not jointly agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment in effect at such time, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving Loans and Swing Loans at any time outstanding shall not exceed the amount of Four Hundred Million and 00/100 Dollars ($400,000,000.00). Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages in effect at such time. As provided in Section 2.4(a), and subject to the terms hereof, Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

[Bio-Techne - Signature Page to Credit Agreement]

Section 2.2     Applicable Interest Rates.(a)     Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)     Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)     Rate Determinations. Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.3     Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.4     Manner of Borrowing Loans and Designating Applicable Interest Rates.(a)     Notice to Administrative Agent. Borrower shall give notice to Administrative Agent by no later than 10:00 a.m.: (i) at least three (3) Business Days before the date on which Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.3, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Administrative Agent by telephone, facsimile or other electronic communication acceptable to Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to Borrower by Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 8.1(j) or 8.1(k) with respect to Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. Borrower agrees that Administrative Agent may rely on any such telephonic, facsimile or other electronic communication notice given by any person Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Administrative Agent has acted in reliance thereon.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Notice to the Lenders. Administrative Agent shall give prompt telephonic, facsimile or other approved electronic communication notice to each Lender of any notice from Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, Administrative Agent shall give notice to Borrower and each Lender by like means of the interest rate applicable thereto promptly after Administrative Agent has made such determination.

(c)     Borrower’s Failure to Notify. If Borrower fails to give notice pursuant to Section 2.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d)     Disbursement of Loans. Not later than 1:00 p.m. on the date of any requested advance of a new Borrowing, subject to Section 4, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of Administrative Agent in Minneapolis, Minnesota (or at such other location as Administrative Agent shall designate). Administrative Agent shall make the proceeds of each new Borrowing available to Borrower at Administrative Agent’s principal office in Minneapolis, Minnesota (or at such other location as Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of Borrower’s Designated Disbursement Account or as Borrower and Administrative Agent may otherwise agree.

[Bio-Techne - Signature Page to Credit Agreement]

(e)     Administrative Agent Reliance on Lender Funding. Unless Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m.) the date on which such Lender is scheduled to make payment to Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, Administrative Agent may assume that such Lender has made such payment when due and Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to Administrative Agent, such Lender shall, on demand, pay to Administrative Agent the amount made available to Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date such Lender pays such amount to Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by Administrative Agent immediately upon demand, Borrower shall, on demand, repay to Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.3 so that Borrower shall have no liability under such Section with respect to such payment.

Section 2.5     Swing Loans.

(a)     Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may make loans in U.S. Dollars to Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000; provided that the Administrative Agent or any of its Affiliates are permitted to fund small or late-day draws. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swing Loans.

(b)     Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

[Bio-Techne - Signature Page to Credit Agreement]

(c)     Requests for Swing Loans. Borrower shall give Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon on the date upon which Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from Borrower. After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to Borrower shall be deposited or otherwise wire transferred to Borrower’s Designated Disbursement Account or as Borrower, Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders).

(d)     Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to Borrower and Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to Administrative Agent for the account of the Swing Line Lender), in immediately available funds, at Administrative Agent’s office in Minneapolis, Minnesota (or such other location designated by Administrative Agent), before 12:00 Noon on the Business Day following the day such notice is given. Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)     Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.5(d) (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Lender may have or have had against Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

[Bio-Techne - Signature Page to Credit Agreement]

Section 2.6     Maturity of Loans.

(a)     Revolving Loans. Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Termination Date.

(b)     Swing Loans. Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by Borrower on the Termination Date.

Section 2.7     Prepayments.

(a)     Optional Prepayments. Borrower may prepay in whole or in part, but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.3 and 2.5 remains outstanding, subject to the following notice requirements: any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by Borrower to Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by Borrower to Administrative Agent no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Administrative Agent), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 3.3.

(b)     Mandatory Prepayments.

(i)     Borrower shall (A) on each date the Revolving Credit Commitments are reduced pursuant to Section 2.13, prepay the Revolving Loans and Swing Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and Swing Loans then outstanding to the amount to which the Revolving Credit Commitments have been so reduced and (B) on each date on which the sum of the aggregate outstanding principal amount of Revolving Loans and Swing Loans exceeds the aggregate Revolving Credit Commitment, prepay the Revolving Loans and Swing Loans in an aggregate principal amount equal to such excess.

(ii)     Unless Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 3.3.

[Bio-Techne - Signature Page to Credit Agreement]

(c)     Any amount of Revolving Loans and Swing Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.8     Default Rate.      Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration upon Administrative Agent’s written notice to Borrower (other than with respect to any Event of Default described in Section 8.1(j) or (k), in which case no notice shall be required), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all amounts overdue or outstanding at a rate per annum equal to (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.2(a) or Section 2.2(b), as applicable, and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to such other amount (the “Default Rate”); provided, that in the absence of acceleration, the implementation of the Default Rate pursuant to this Section shall be made at the election of Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to Borrower; provided further that if any Event of Default pursuant to Section 8.1(j) or Section 8.1(k) shall have occurred, all interest, fees, or other amounts owed hereunder shall thereafter automatically bear interest at a rate per annum equal to the Default Rate. While any Event of Default exists or after acceleration, interest shall be paid on demand of Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.9     Evidence of Indebtedness.

(a)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)     Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower for the account of the Lenders and each Lender’s share thereof.

(c)     The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(d)     Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or Exhibit C-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.10) be represented by one or more Notes payable to the payee named therein or its registered assigns pursuant to Section 11.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

[Bio-Techne - Signature Page to Credit Agreement]

Section 2.10     Fees.

(a)     Revolving Credit Commitment Fee. Borrower shall pay to Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)     Administrative Agent Fees. Borrower shall pay to Administrative Agent, for its own use and benefit, the fees agreed to between Administrative Agent and Borrower in the mandate letter dated June 27, 2016, or as otherwise agreed to in writing between them.

(c)     Upfront Fee. On the Closing Date, Borrower shall pay to each Lender, for its own use and benefit, a non-refundable upfront fee as separately agreed upon by Borrower and Administrative Agent in the e-mail sent on Wednesday, July 6, 2016, at approximately 12:42p.m.(Minnesota time) from Jim Hippel to Aaron Weigel.

Section 2.11     Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations payable by Borrower under this Agreement and the other Loan Documents, shall be made by Borrower to Administrative Agent by no later than 12:00 Noon on the due date thereof at the office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set off or counterclaim. Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans in which the Lenders have purchased participating interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

[Bio-Techne - Signature Page to Credit Agreement]

Anything contained herein to the contrary notwithstanding (including Section 2.7(b)), all payments and collections received in respect of the Obligations by Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to Administrative Agent and distributed as follows:

(a)     first, to the payment of any outstanding costs and expenses incurred by Administrative Agent, and any security trustee therefor, in enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which Borrower has agreed to pay Administrative Agent under Section 11.14 (such funds to be retained by Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to Administrative Agent);

(b)     second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c)     third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)     fourth, to the payment of principal on the Loans (other than Swing Loans), Funds Transfer and Deposit Account Liability and Hedging Liability (provided that funds from any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)     fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Borrower and its Subsidiaries secured by the Loan Documents (including Funds Transfer and Deposit Account Liability) (provided that funds from any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)     finally, to Borrower or whoever else may be lawfully entitled thereto.

Section 2.12     [Reserved].

[Bio-Techne - Signature Page to Credit Agreement]

Section 2.13     Commitment Terminations.(a)     Optional Revolving Credit Terminations. Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Administrative Agent (or such shorter period of time agreed to by Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $10,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and Swing Loans. Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b)     Any termination of the Commitments pursuant to this Section 2.13 may not be reinstated.

Section 2.14     [Reserved].

Section 2.15     Defaulting Lenders.

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.15 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Loans are held by the Lenders pro rata in accordance with the commitments under the applicable facility without giving effect to clause (a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

[Bio-Techne - Signature Page to Credit Agreement]

(iii)     Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of Loans and Unused Revolving Credit Commitments of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)     Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure.

(d)     Defaulting Lender Cure. If Borrower, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

[Bio-Techne - Signature Page to Credit Agreement]

(e)     New Swing Loans. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.

Section 2.16     Increase to Revolving Credit Commitments

(a)     In the event that Borrower wishes to increase the Revolving Credit Commitment at any time when no Default or Event of Default has occurred and is continuing (or would result from such increase) it shall notify Administrative Agent in writing the amount (the “Revolving Credit Commitment Offered Increase Amount”) of such proposed increase (such notice a “Revolving Credit Commitment Increase Notice”) in a minimum amount equal to $10,000,000. Borrower may request, with the consent of the Administrative Agent and the Swing Line Lender (but without the consent of any Lender whose commitment is not being increased), increases to the Revolving Credit Commitments on only four (4) occasions and such increases may only be made up to an aggregate principal amount of $200,000,000. The Revolving Credit Commitment Increase Notice shall specify the proposed Revolving Credit Commitment Offered Increase Amount, and the proposed effective date, and shall be accompanied by a certificate executed by one or more duly authorized officers of Borrower stating that no Default or Event of Default has occurred and is continuing prior to, or immediately after giving effect to, such increase. The Revolving Credit Commitment Offered Increase Amount shall constitute an offer only to each of the Lenders and does not require the Lenders to participate.

(b)     Any Lender which accepts the offer to increase its Revolving Credit Commitment pursuant to Section 2.16(a) shall, in each case, execute a Revolving Credit Commitment Increase Supplement with Borrower, the Swing Line Lender and the Administrative Agent substantially in the form of Exhibit G whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased. No Lender shall have any obligation, expressed or implied, to increase the amount of its Revolving Credit Commitment. Only the consent of each Lender increasing its Revolving Credit Commitment shall be required for an increase in the amount of the Revolving Commitments pursuant to this Section 2.16. No Lender which elects not to increase the amount of its Revolving Credit Commitment may be replaced in respect to its Revolving Credit Commitment as a result thereof without such Lenders’ consent. Other eligible financial institutions and investors acceptable to the Administrative Agent and the Swing Line Lender may become Lenders hereunder to accommodate the requested increases to the Revolving Credit Commitment.

[Bio-Techne - Signature Page to Credit Agreement]

(c)     If any Lender’s Revolving Credit Commitment is increased pursuant to this Section 2.16, additional Revolving Loans made on or after the effectiveness thereof (the “Revolving Credit Commitment Re-Allocation Date”) shall be made pro rata based upon the Pro Rata Share calculated for each Lender based on its Percentage in effect on and after such initial Revolving Credit Commitment Re-Allocation Date except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Revolving Credit Commitment in which case such excess amount shall be allocated to, and made by, such Lender with such increased Revolving Credit Commitments to the extent of, and pro rata based on, their respective Revolving Credit Commitments otherwise available, and continuation of Eurodollar Loans outstanding on such Revolving Credit Commitment Re-Allocation Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on such new Pro Rata Shares calculated for each Lender based on its Percentage. In the event that on any such Revolving Credit Commitment Re-Allocation Date there is an unpaid principal amount of a Base Rate Loan, Borrower shall make prepayments thereof and borrowings of Base Rate Loans, so that, after giving effect thereto, the Base Rate Loans outstanding are held pro rata based on such new Pro Rata Shares calculated for each Lender based on its Percentage. In the event that on any such Revolving Credit Commitment Re-Allocation Date there is an unpaid principal amount of Eurodollar Loan, such Eurodollar Loan shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless Borrower elects to prepay any thereof and in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lender holding such Eurodollar Loan pro rata based upon the respective principal amounts thereof outstanding.

(d)     Notwithstanding anything to the contrary in this Section 2.16, (i) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion and (ii) in no event shall any transaction effected pursuant to this Section 2.16 cause the Revolving Credit Commitments to exceed $600,000,000 in the aggregate.

(e)     Administrative Agent shall have received on or prior to the Revolving Credit Commitment Re-Allocation Date, for the benefit of the Lenders, (i) certified copies of resolutions of the Board of Directors of Borrower authorizing Borrower to borrow the Revolving Credit Commitment Offered Increase Amount, (ii) Revolving Note(s) duly executed by Borrower and properly reflecting the increase in the Revolving Credit Commitments, (iii) the Administrative Agent shall have received a certificate executed by one or more duly authorized officers of Borrower stating that the conditions set forth in this clause (e) have been satisfied and (iv) any other documents or instruments as may be requested by Administrative Agent; provided that, immediately prior to and after giving effect to such increase, (x) no Default or Event of Default shall have occurred and be continuing, (y) Borrower shall be in pro forma compliance with Section 7.16, such determination of pro forma compliance to be based on the then outstanding principal amount of Loans and (z) each of the other conditions precedent set forth in Section 4.2 shall have been satisfied (with each reference to “Credit Event” therein deemed to refer to both the effectiveness of the increase in the Revolving Credit Commitment and any Loans borrowed on such date).

[Bio-Techne - Signature Page to Credit Agreement]

(f)     Upon Borrower’s compliance with the foregoing, Administrative Agent shall provide written notice of such increase in the Revolving Credit Commitments to Borrower and the Lenders, and the Revolving Credit Commitments and Percentages of the Lenders as set forth on the signature pages attached hereto shall be automatically adjusted in accordance with such notice, without the need for any further action by any Lenders.

Section 3.     Taxes; Change in Circumstances.

Section 3.1     Withholding Taxes.

(a)     Payments Free of Withholding. Except as required by applicable Laws, each payment by any Loan Party under this Agreement or the other Loan Documents shall be made without deduction or withholding for or on account of any Taxes. If any such deduction or withholding is required by applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent), then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws before penalties attach thereto or interest accrues thereon, and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender or the Administrative Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties shall jointly and severally indemnify each Lender and the Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributed to amounts payable under this Section 3.1) payable or paid by such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If a Loan Party pays any Taxes pursuant to this Section 3.1, it shall deliver official Tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     U.S. Withholding Tax Exemptions.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent and at the time or times prescribed by applicable Laws, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent or prescribed by applicable Laws as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(b)(i) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

i.     Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, submit to Borrower and Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) two duly completed and signed copies of (i) either Form W-8BEN or W-8BEN-E, as applicable (relating to such Lender and entitling it to a complete exemption from, or reduction of, withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service (or successor forms), (ii) solely if such Lender is claiming exemption from United States withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN or W-8BEN-E, as applicable, or any successor form prescribed by the Internal Revenue Service, and a certificate satisfactory to the Administrative Agent representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code) (a “U.S. Tax Compliance Certificate”), or (iii) to the extent such Lender is not the beneficial owner, Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable (or applicable successor forms); provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

ii.     Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made

[Bio-Techne - Signature Page to Credit Agreement]

iii.     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)     Updated Forms. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(d)     Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

[Bio-Techne - Signature Page to Credit Agreement]

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

Section 3.2     Other Taxes. The Loan Parties agree to timely pay to the relevant Governmental Authority, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in the event any such Taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3     Funding Indemnity. If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:(a)     any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)     any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to Section 2.4(a) or 2.5,

(c)     any failure by Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)     any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to Borrower, with a copy to Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

[Bio-Techne - Signature Page to Credit Agreement]

Section 3.4     Change in Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, that, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 3.5     Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)     Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)     the Required Lenders advise Administrative Agent that (i) LIBOR as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then Administrative Agent shall forthwith give notice thereof to Borrower and the Lenders, whereupon until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 3.6     Increased Cost and Reduced Return.

(a)     If any Change in Law:

(i)     shall subject the Administrative Agent or any Lender (or its Lending Office) to any Tax, duty or other charge with respect to its Loans, its Notes or its obligation to make Loans or shall change the basis of taxation of payments to the Administrative Agent or any Lender (or its Lending Office) of the principal of or interest on its Loans or any other Loan Document in respect of its Loans or its obligation to make Loans (except for changes in the rate of Tax on the overall net income of the Administrative Agent or such Lender or its Lending Office imposed by the jurisdiction in which the Administrative Agent or such Lender’s principal executive office or Lending Office is located); or

[Bio-Techne - Signature Page to Credit Agreement]

(ii)     shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Loans, its Notes or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to Administrative Agent), Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)     If, after the date hereof, any Lender or Administrative Agent shall have determined that any Change in Law has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity requirements as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender for such reduction.

(c)     A certificate of a Lender claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 3.7     Mitigation Obligations; Replacement of Lenders.

(a)     Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of Borrower to such Lender hereunder or to avoid the unavailability of Loans hereunder, so long as such designation is not otherwise disadvantageous to the Lender.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.6, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.6 or Section 3.1) and obligations under this Agreement and the related Loan Documents to a Person meeting the relevant qualifications under Section 11.10 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)     Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.10(a)(iv);

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3 as though such amounts were a prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with applicable law; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8     Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

[Bio-Techne - Signature Page to Credit Agreement]

Section 4.     Conditions Precedent.

Section 4.1     Initial Credit Event. The obligation of each Lender to participate in the initial Credit Event hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:(a)     Administrative Agent shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Administrative Agent, and (iii) in form and substance satisfactory to Administrative Agent:

(i)     this Agreement and the other applicable Loan Documents duly executed by Borrower and its Subsidiaries, as Guarantors, and the Lenders;

(ii)     if requested by any Lender, such Lender’s duly executed Notes of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.9;

(iii)     evidence of insurance required to be maintained under the Loan Documents;

(iv)     copies of Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by an Authorized Representative;

(v)     copies of resolutions of Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and each Guarantor’s behalf, all certified in each instance by an Authorized Representative;

(vi)     copies of the certificates of good standing for Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(vii)     a list of Borrower’s Authorized Representatives;

(viii)     financing statement, tax, and judgment lien search results against the Property of Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(ix)     the favorable written opinion of counsel to Borrower and each Guarantor in form and substance satisfactory to the Administrative Agent;

(x)     a fully executed Internal Revenue Service Form W-9 for Borrower;

(xi)     a Solvency Certificate, duly executed by a Financial Officer, certifying as to the matters set forth therein and dated as of the Closing Date;

(xii)     a certificate of a Responsible Officer of Borrower certifying that Borrower and its Subsidiaries will have no outstanding indebtedness other than that which has been previously disclosed and agreed to by the Administrative Agent;

[Bio-Techne - Signature Page to Credit Agreement]

(xiii)     (A) a copy of the ACD Acquisition Agreement; (B) audited consolidated financial statements (or, if unavailable, management-prepared financial statements) of ACD for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (C) consolidated projected income statements of Borrower and its subsidiaries (giving effect to such acquisition) for five years after the date of the ACD Acquisition; and

(xiv)     such other agreements, instruments, documents, certificates, and opinions as Administrative Agent may reasonably request.

(b)     the initial fees called for by Section 2.10, and all other fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder, shall have been paid;

(c)     at least fifteen (15) business days prior to the Closing Date the Administrative Agent shall have received, and the Lenders shall have received within a reasonable time prior to syndication, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

(d)     the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Administrative Agent and the Lenders.

Section 4.2     All Credit Events. The obligation of each Lender to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a)     each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct as of such earlier date;

(b)     no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)     in the case of a Borrowing Administrative Agent shall have received the notice required by Section 2.4; and

(d)     such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Administrative Agent or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (b), both inclusive, of this Section; provided, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

[Bio-Techne - Signature Page to Credit Agreement]

Section 5.     Representations and Warranties.

Borrower represents and warrants to Administrative Agent and the Lenders as follows:

Section 5.1     Organization and Qualification. Borrower is (a) duly organized, validly existing, and in good standing as a corporation under the laws of the State of Minnesota and is not an EEA Financial Institution, (b) has full and adequate power to own or lease all of its Property and assets and carry on its business as it is now being conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2     Subsidiaries. Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and each is not an EEA Financial Institution, (b) has full and adequate power to own or lease all of its Property and assets and carry on its business as it is now being conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 5.2 (as supplemented from time to time) hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 5.3     Authority and Validity of Obligations. Borrower has full right, consent, approval and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture, covenant or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary.

[Bio-Techne - Signature Page to Credit Agreement]

Section 5.4     Use of Proceeds; Margin Stock. Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes, for Permitted Acquisitions and for such other legal and proper purposes as are consistent with all applicable laws. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5     Financial Reports. The consolidated balance sheet of Borrower and its Subsidiaries as at June 30, 2015, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 2016, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the 9 months then ended, heretofore furnished to Administrative Agent and the Lenders, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 5.5.

Section 5.6     No Material Adverse Change. Since June 30, 2015, there has been no change in the business, condition (financial or otherwise), operations, performance, assets, properties, liabilities, or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

[Bio-Techne - Signature Page to Credit Agreement]

Section 5.7     Full Disclosure. The statements and information furnished to Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Administrative Agent and the Lenders acknowledging that as to any projections furnished to Administrative Agent and the Lenders, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable. There is no fact peculiar to Borrower or any Subsidiary that Borrower has not disclosed to the Administrative Agent in writing that materially adversely affects Borrower or its Subsidiaries nor, so far as Borrower now can reasonably foresee, is reasonably likely to have a Material Adverse Effect.

Section 5.8     Intellectual Property, Franchises, and Licenses. Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known material conflict with any material patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.9     Governmental Authority and Licensing. Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of Borrower, threatened.

Section 5.10     Good Title. Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Section 5.11     Litigation and Other Controversies. There is no litigation, EU Bail-In Action, or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12     Taxes. All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except (a) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, or (b) where the aggregate amount of such taxes, assessments, fees and other governmental charges is less than $250,000. Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

[Bio-Techne - Signature Page to Credit Agreement]

Section 5.13     Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14     Affiliate Transactions. Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than any such contracts or agreements with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15    Investment Company. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16      ERISA. Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 5.17    Labor Matters. Neither Borrower nor any of its Subsidiaries is involved in any labor dispute or any other labor matter, including without limitation the termination of any labor contract, which would reasonably be expected to have a Material Adverse Effect.

Section 5.18     Compliance with Laws.

(a)     Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that: (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals, permits and authorizations required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 5.19     Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) Borrower, any Subsidiary or any Affiliate thereof, or any of any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower is a Sanctioned Person. No Borrowing, use of proceeds or transaction contemplated by this Agreement will result in a violation by any party hereto of Anti-Corruption Laws or Sanctions applicable to the party.

Section 5.20     Other Agreements. Neither Borrower nor any Subsidiary is (i) in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect or (ii) party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect.

[Bio-Techne - Signature Page to Credit Agreement]

Section 5.21     Solvency. Borrower and each of its Subsidiaries, individually and taken in the aggregate, are Solvent.

Section 5.22     No Default. No Default or Event of Default has occurred and is continuing.

Section 5.23     No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Administrative Agent and the Lenders against, and agrees that it will hold Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees, expenses and disbursements) arising in connection with any such claim, demand, or liability.

Section 6.     Affirmative Covenants.

Borrower agrees that, so long as any credit is available to or in use by Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 11.11:

Section 6.1     Maintenance of Business. Borrower shall, and shall cause each Subsidiary (except any Immaterial Subsidiary) to, preserve and maintain its existence in its jurisdiction of organization as of the Closing Date, except as otherwise provided in Section 7.4(c). Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, consents, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.2     Maintenance of Properties. Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 6.3     Taxes and Assessments. Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4     Insurance. Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies acceptable to Administrative Agent in its discretion, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including business interruption, employers’ and public liability risks) with good and responsible insurance companies acceptable to Administrative Agent in its discretion and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall, upon the request of Administrative Agent, furnish to Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

[Bio-Techne - Signature Page to Credit Agreement]

Section 6.5     Financial Reports. Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to Administrative Agent and the Lenders:

(a)     as soon as available, and in any event no later than 45 days after the last day of the first 3 fiscal quarters of each fiscal year of Borrower, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of Borrower acceptable to Administrative Agent;

(b)     as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Borrower, a copy of the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the audited consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of KMPG LLP or another firm of independent public accountants of recognized national standing, selected by Borrower and reasonably satisfactory to Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)     as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Budget”);

[Bio-Techne - Signature Page to Credit Agreement]

(d)     within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(e)     promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants and any other information and reports as may be reasonably requested by the Administrative Agent;

(f)     promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(g)     promptly after receipt thereof, a copy of each audit (excluding routine audits by the Drug Enforcement Administration, the Centers for Disease Control and Prevention, the U.S. Department of Agriculture or the U.S. Food and Drug Administration) made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(h)     promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder; and

(i)     with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written compliance certificate in the form attached hereto as Exhibit D signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting the financial covenants set forth in Section 7.12 and, in the case of the compliance certificate delivered pursuant to subsection (a) above, a certification as to all Immaterial Subsidiaries.

[Bio-Techne - Signature Page to Credit Agreement]

Information required to be delivered or forwarded pursuant to this Section shall be deemed to have been delivered or forwarded if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the electronic data room or other electronic platform to which the Lenders have been granted access or shall be publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Borrower. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 6.6     Books; Records; Inspection. Borrower shall, and shall cause each Subsidiary to, keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects, and permit Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Administrative Agent and such Lenders the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

Section 6.7     ERISA. Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Borrower shall, and shall cause each Subsidiary to, promptly notify Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

Section 6.8     Compliance with Laws.

(a)     Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (including, without limitation, all environmental laws and health industry related regulations).

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other corrective or response action necessary to remove, remediate, clean up, corrective or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Administrative Agent any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance or corrective actions or other requirements of any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 6.9     Compliance with Anti-Corruption Laws, Sanctions, etc.

(a)     Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws (to the extent applicable) and applicable Sanctions.

(b)     Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, anti-money laundering laws (to the extent applicable) and Sanctions applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Corruption Laws, anti-money laundering laws (to the extent applicable) and Sanctions applicable to such Subsidiary.

[Bio-Techne - Signature Page to Credit Agreement]

(c)     Borrower shall provide Administrative Agent and the Lenders any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Administrative Agent and the Lenders to comply with all Sanctions applicable to the Administrative Agent and the Lenders; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.

(d)     If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the Sanctions, and Borrower hereby authorizes and consents to Administrative Agent and the Lenders taking any and all steps Administrative Agent or the Lenders deem necessary, in their sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the Sanctions (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.10     Formation of Subsidiaries. Promptly upon the formation or acquisition of any Domestic Subsidiary (other than an Immaterial Subsidiary), Borrower shall provide Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).

Section 6.11     Use of Proceeds; Margin Stock. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4. Borrower shall not request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing in (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment of giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or, except as otherwise authorized by OFAC or BIS, in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

[Bio-Techne - Signature Page to Credit Agreement]

Section 6.12     Guaranties.

(a)     Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Domestic Subsidiary (excluding Immaterial Subsidiaries) of Borrower pursuant to Section 10 or pursuant to one or more guaranty agreements in form and substance acceptable to Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 10) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

(b)     Further Assurances. Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as Administrative Agent or the Required Lenders may reasonably request. In the event Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Section 6.12(a) above, Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute and deliver an Additional Guarantor Supplement in the form called for by Section 10 or a separate Guaranty, and Borrower shall also deliver to Administrative Agent, or cause such Subsidiary to deliver to Administrative Agent, at Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by Administrative Agent in connection therewith.

Notwithstanding anything herein to the contrary, if any Subsidiary that is not a Guarantor (including any Immaterial Subsidiary or any Foreign Subsidiary) provides a Guarantee in respect of any Permitted Convertible Notes, Permitted Senior Notes or any other Indebtedness For Borrowed Money having an outstanding principal amount in excess of $25,000,000 of Borrower or any other Subsidiary, the Borrower shall cause such Subsidiary to, concurrent with providing the Guarantee in respect of such indebtedness, become a Guarantor in accordance with this Section 6.12; provided that such Subsidiary shall not be required to comply with this Section 6.12 if the Administrative Agent and Borrower determine that the cost or burden or other consequences (including tax consequences) of compliance therewith is excessive in relation to the practical benefit afforded thereby.

Section 6.13    Post-Closing Obligation. On or before August 28, 2016 (or such later as the Administrative Agent may agree to in writing in its sole discretion), Borrower shall deliver to the Administrative Agent certificates of insurance in form and substance reasonably satisfactory to the Administrative Agent evidencing compliance with Section 6.4.

Section 7.     Negative Covenants.

Section 7.1     Borrowings and Guaranties. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, that the foregoing shall not restrict nor operate to prevent (without duplication so that indebtedness that meets any one of the exceptions below shall not count against any other exception below):

(a)     the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of Borrower and its Subsidiaries owing to Administrative Agent and the Lenders (and their Affiliates);

[Bio-Techne - Signature Page to Credit Agreement]

(b)     purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(c)     indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition, which indebtedness exists at the time such Person becomes a Subsidiary (other than indebtedness incurred in contemplation of such Person becoming a Subsidiary) in an aggregate amount not greater than $25,000,000;

(d)     obligations of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(e)     endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f)     intercompany advances and indebtedness from time to time owing by any Subsidiary to Borrower or another Subsidiary or by Borrower to a Subsidiary in the ordinary course of business to finance working capital needs, in connection with a Permitted Acquisition;

(g)     indebtedness secured by Liens to the extent permitted under Section 7.2;

(h)     indebtedness existing on the date hereof and set forth in Schedule 7.1 and any extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof;

(i)     (i) Permitted Convertible Notes, Permitted Senior Notes or any combination of the foregoing, in an aggregate principal amount not to exceed $600,000,000 at any time outstanding; provided that (A) at the time of the incurrence thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (B) Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of Borrower certifying that all the requirements set forth in this subclause (i) and in the applicable definitions thereof have been satisfied with respect to such indebtedness, and (ii) any Refinancing Indebtedness in respect of any indebtedness incurred pursuant to this clause (i);

(j)     any earn-out obligation, contingent post-closing purchase price adjustments or indemnification payments (i)(A) in existence on the Closing Date or (B) pursuant to the ACD Acquisition Agreement as in effect on the Closing Date and (ii) in connection with any other Permitted Acquisition consummated after the Closing Date, to the extent classified as a liability on the balance sheet of such Person in conformity with GAAP, so long as Borrower is in pro forma compliance with respect to the financial covenants contained in Section 7.16; and

[Bio-Techne - Signature Page to Credit Agreement]

(k)     unsecured indebtedness of Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 7.2     Liens. Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, that the foregoing shall not apply to nor operate to prevent:

(a)     Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)     mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)     judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d)     Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)     Liens on the assets of a Subsidiary in connection with indebtedness permitted by Section 7.1(c);

(f)     any interest or title of a lessor under any operating lease;

(g)     Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

[Bio-Techne - Signature Page to Credit Agreement]

(h)     easements, rights of way, restrictions, and other similar encumbrances affecting real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(i)     other Liens not described above securing debt or other obligations in an aggregate outstanding amount not to exceed $2,000,000 at any time.

Section 7.3     Investments, Acquisitions, Loans and Advances. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:

(a)     investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)     investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)     investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)     investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)     investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)     Borrower’s investment existing on the date of this Agreement in its Subsidiaries or Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)     intercompany advances made from time to time by Borrower or a Subsidiary to another Subsidiary or by a Subsidiary to Borrower in the ordinary course of business to finance working capital needs;

[Bio-Techne - Signature Page to Credit Agreement]

(h)     Permitted Acquisitions provided that Borrower shall be the surviving entity after any said Permitted Acquisition;

(i)     Repurchases of shares of Borrower pursuant to its approved Share Repurchase Plan provided that Borrower shall achieve a pro forma Total Leverage Ratio of not greater than 3.00 to 1.00 after any such repurchase;

(j)     investments permitted by the Approved Investment Policy; and

(k)     other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4     Mergers, Consolidations and Sales. Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation, consolidation, arrangement or reorganization or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:

(a)     the sale or lease of inventory in the ordinary course of business;

(b)     the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business or in connection with a Permitted Acquisition;

(c)     the merger of any Subsidiary with and into Borrower or any other Subsidiary; provided that, in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;

(d)     the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)     the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f)     a merger of Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;

[Bio-Techne - Signature Page to Credit Agreement]

(g)     the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) for Borrower and its Subsidiaries during any fiscal year of Borrower in an aggregate amount less than 5% of Total Assets as of the first day of such fiscal year; and

(h)     the dissolution of any Immaterial Subsidiary; provided that (i) no Default or Event of Default then exists or would result from any such dissolution and (ii) such dissolutions, individually or in the aggregate, do not have, and could not reasonably be expected to have, a Material Adverse Effect.

Section 7.5     Maintenance of Subsidiaries. Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Sections 7.4(b), 7.4(c) or 7.4(h) above.

Section 7.6     Dividends and Certain Other Restricted Payments. Borrower shall not, nor shall it permit any Subsidiary to, (a) make any distributions by Borrower or a Domestic Subsidiary to a Foreign Subsidiary, or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to Borrower, by any Foreign Subsidiary to another Foreign Subsidiary, by any Foreign Subsidiary to a Domestic Subsidiary or by any Domestic Subsidiary to another Domestic Subsidiary or (ii) (A) Borrower making cash payments upon conversions of Permitted Convertible Notes pursuant to the terms thereof or (B) Borrower making cash payments in lieu of the issuance of fractional shares representing insignificant interests in Borrower in connection with (i) any dividend, split or combination of its equity interests or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for equity interests in Borrower. At any time during a Default or an Event of Default, Borrower shall not, nor shall it permit any Subsidiary to, declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests.

Section 7.7     Burdensome Contracts With Affiliates. Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.8     No Changes in Fiscal Year. The fiscal year of Borrower and its Domestic Subsidiaries ends on June 30 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.9     Change in the Nature of Business. Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

[Bio-Techne - Signature Page to Credit Agreement]

Section 7.10     Amendments to Organization Documents; Material Agreements. Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or waive in any material respect any term or provision of (a) its Articles of Incorporation, By-Laws, Operating Agreement or other organizational documents to the extent that any such amendment, modification or waiver would be materially adverse to the interests of the Lenders or (b) any Material Agreement in a manner that (i) is materially adverse to Borrower or any of its Subsidiaries, the Administrative Agent or any Lender or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 7.11     No Negative Pledges. Except with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements) neither Borrower nor any Subsidiary shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 7.12     Subordinated Debt and other Debt. Without the prior written consent of Required Lenders, Borrower shall not, nor shall it permit any Subsidiary to, (a) other than any amendment or modification for the purpose of giving effect to the incurrence of Refinancing Indebtedness, amend or modify any of the terms or conditions relating solely to Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing, (b) make any payment on account of Subordinated Debt that is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, or (c) other than any prepayment or redemption with the proceeds of Refinancing Indebtedness in respect thereof, make any voluntary prepayments of any Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing, or effect any voluntary redemption thereof. Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing beyond the current due dates therefor.

Section 7.13     Prepayment of Indebtedness. At any time following the occurrence and during the continuation of an Event of Default, directly or indirectly, (a) prepay any indebtedness other than to any Lender or (b) repurchase, redeem, retire or otherwise acquire any indebtedness.

Section 7.14     Use of Proceeds. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4 and Section 6.11. Borrower shall not request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or, except as otherwise authorized by OFAC or BIS, in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

[Bio-Techne - Signature Page to Credit Agreement]

Section 7.15     Inconsistent Agreements. Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any of its Subsidiaries of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Guarantee hereof or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of Borrower or any of its Subsidiaries to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any indebtedness owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any Subsidiary, or (iii) transfer any of its assets or properties to Borrower or any other Subsidiary other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money indebtedness, Capital Leases and other indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.16     Financial Covenants.

(a)     Minimum Interest Coverage Ratio. As of the last day of each fiscal quarter of Borrower, Borrower shall maintain an Interest Coverage Ratio of not less than 3.00 to 1.00 for the previous four fiscal quarters of Borrower.

(b)     Maximum Total Leverage Ratio. As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Leverage Ratio to be greater than 3.50 to 1.00; provided that during a Qualified Acquisition Period (and in connection with calculations to determine whether a Qualified Acquisition or any related indebtedness will result in Borrower being in compliance with this clause (b) on a pro forma basis), such ratio shall be increased to 4.00 to 1.00.

Section 8.     Events of Default and Remedies.

Section 8.1     Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)     default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document;

(b)     default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.8, 6.9, 6.11 or 7;

[Bio-Techne - Signature Page to Credit Agreement]

(c)     default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Administrative Agent;

(d)     any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves inaccurate or untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e)     any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)     default shall occur under any Indebtedness for Borrowed Money (other than the Loan) issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), except with regard to any requirement to deliver cash upon the conversion of Permitted Convertible Notes, or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)     any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)     Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

[Bio-Techne - Signature Page to Credit Agreement]

(i)     any Change of Control shall occur;

(j)     Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate, limited liability, or other applicable organizational action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k); or

(k)     a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 8.2     Non Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Administrative Agent shall, by written notice to Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. Administrative Agent, after giving notice to Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3     Bankruptcy Defaults. When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans, including both interest and principal thereon, shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

[Bio-Techne - Signature Page to Credit Agreement]

Section 8.4     Notice of Default. Administrative Agent shall give notice to Borrower under Section 8.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.     Administrative Agent.

Section 9.1     Appointment and Authorization of Administrative Agent. Each Lender hereby appoints BMO Harris Bank N.A. as Administrative Agent under the Loan Documents and hereby authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 9.2     Administrative Agent and its Affiliates. Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not Administrative Agent, and Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Affiliate of Borrower as if it were not Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes Administrative Agent in its individual capacity as a Lender (if applicable).

Section 9.3     Action by Administrative Agent. If Administrative Agent receives from Borrower a written notice of an Event of Default pursuant to Section 5.5, Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.4. Unless and until the Required Lenders give such direction, Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or Borrower. In all cases in which the Loan Documents do not require Administrative Agent to take specific action, Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

[Bio-Techne - Signature Page to Credit Agreement]

Section 9.4     Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5     Liability of Administrative Agent; Credit Decision. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, Borrower, or any other Person for the default or misconduct of any such agents or attorneys in fact selected with reasonable care. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with Administrative Agent signed by such payee in form satisfactory to Administrative Agent. Each Lender acknowledges that it has independently and without reliance on Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of Borrower and its Subsidiaries, and Administrative Agent shall have no liability to any Lender with respect thereto.

Section 9.6     Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified, as determined in a final non-appealable judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section shall survive termination of this Agreement. Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to Administrative Agent or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a Swing Line Lender to be remitted by Administrative Agent to or for the account of such Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to Administrative Agent or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

[Bio-Techne - Signature Page to Credit Agreement]

Section 9.7     Resignation of Administrative Agent and Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower. Upon any such resignation of Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender. If at any time any Swing Line Lender (x) resigns as Administrative Agent pursuant to this Section 9.7 or (y) assigns all of its Revolving Credit Commitment and Loans pursuant to Section 11.10(a), BMO Harris Bank N.A. may, upon 30 days’ notice to Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation by the Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders (with such Lender’s prior written consent) a successor Swing Line Lender hereunder (which may include any Lender serving as successor Administrative Agent); provided that the resignation of a Swing Line Lender shall not take effect until the appointment and acceptance of such successor Swing Line Lender. Upon the acceptance of a successor Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (y) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. If the Swing Line Lender resigns, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans hereunder.

[Bio-Techne - Signature Page to Credit Agreement]

Section 9.8     Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Swing Line Lender shall each have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent,” as used in this Section 9, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.9     Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 11.10, as the case may be, any Affiliate of such Lender with whom Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 2.11. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties in connection with the termination of the Revolving Credit Commitments and the payment in full of the Obligations, Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.

Section 9.10     Designation of Additional Agents. Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.     The Guarantees.

Section 10.1     The Guarantees.

(a)     To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against Borrower or any such obligor in any such proceeding). In case of failure by Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by Borrower or such obligor.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. The obligations of each Qualified ECP Guarantor under this Section 10.1(b) shall remain in full force and effect until Payment in Full of the Hedging Liability, and Funds Transfer and Deposit Account Liability. Each Qualified ECP Guarantor intends that this Section 10.1(b) constitute, and this Section 10.1(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.2     Guarantee Unconditional. The obligations of each Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:(a)     any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)     any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)     any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)     the existence of any claim, set off, or other rights which Borrower or other obligor or any other guarantor may have at any time against Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e)     any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against Borrower or other obligor, any other guarantor, or any other Person or Property;

[Bio-Techne - Signature Page to Credit Agreement]

(f)     any application of any sums by whomsoever paid or howsoever realized to any obligation of Borrower or other obligor, regardless of what obligations of Borrower or other obligor remain unpaid;

(g)     any invalidity or unenforceability relating to or against Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)     any other act or omission to act or delay of any kind by Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 10.

Section 10.3     Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 10 shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Loans and all other amounts payable by Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 10.4     Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments, such amount shall be held in trust for the benefit of Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 10.5     Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by Administrative Agent, any Lender, or any other Person against Borrower or other obligor, another guarantor, or any other Person.

[Bio-Techne - Signature Page to Credit Agreement]

Section 10.6     Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 10 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 10 void or voidable under applicable law, including fraudulent conveyance law.

Section 10.7     Stay of Acceleration. If acceleration of the time for payment of any amount payable by Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Administrative Agent made at the request of the Required Lenders.

Section 10.8     Benefit to Guarantors. Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 10.9      Guarantor Covenants. Each Guarantor shall take such action as Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 10.10    Release of Guarantors. A Subsidiary of Borrower that is a Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as result of which such Guarantor ceases to be a Subsidiary of Borrower. In connection with any termination or release pursuant to this Section 10.10, Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Guarantor, at Borrower’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.10 shall be without recourse to or warranty by the Administrative Agent.

Section 11.     Miscellaneous.

Section 11.1     No Waiver, Cumulative Remedies. No delay or failure on the part of Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies under any Loan Document of Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.2     Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 11.3     Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.4     Survival of Indemnity and Certain Other Provisions. All indemnity provisions and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 3.4, 3.6, and 11.14, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. Each party’s obligations under Sections 3.1, 3.2 and 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than to the extent that such damages are determined by a court of the competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 11.5     Sharing of Set Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.6     Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to Administrative Agent and Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address, facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to Borrower, any Guarantor or Administrative Agent shall be addressed to its respective physical address, facsimile number or email addresses set forth below:

to Borrower or any Guarantor:to Administrative Agent:

Bio-Techne Corporation 614 McKinley Place Northeast Minneapolis, MN 55413 Attention: Jim Hippel, CFO Telephone: 612-656-4472 Facsimile: 612-656-4400 Email: Jim.Hippel@bio-techne.com

BMO Harris Bank N.A.
50 South Sixth Street, Suite 1000
Minneapolis, MN 55402
Attention:   Jessica Markkula

                     VP, Commercial Banking
Telephone: (612) 904-8594
Facsimile:    (612) 904-8011

Email:           Jessica.Markkula@bmo.com

With a copy (not constituting notice) to:

Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Attention:Melodie Rose Telephone:(612) 492-7000 Facsimile:(612) 492-7077 Email:Mrose@fredlaw.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment)), or (iv) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.7     Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 11.8     Successors and Assigns. This Agreement shall be binding upon Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of Administrative Agent and each of the Lenders, and their respective successors and assigns, including any subsequent holder of any of the Obligations. Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the prior written consent of all of the Lenders.

Section 11.9     Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or the Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided further that no such participant shall have any rights under this Agreement except as provided in this Section, and Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of Borrower under this Agreement and the other Loan Documents including the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Sections 3.1 and 3.2 (subject to the requirements and limitations therein, including the requirements of Section 3.1(b), it being understood that the documentation required under Section 3.1(b) shall be delivered to the participating Lender), Section 3.4 and Section 3.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.10     Assignments.(a)     Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Revolving Credits on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.10(a)(i)(B) and, in addition:

(A)     the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B)     the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)     the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

[Bio-Techne - Signature Page to Credit Agreement]

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (a) Borrower or any of its Affiliates or Subsidiaries or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.10(b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.6, 11.4 and 11.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9.

[Bio-Techne - Signature Page to Credit Agreement]

(b)     Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Minneapolis, Minnesota, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)     Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)     Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided that the failure of Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.7.

Section 11.11     Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) Borrower, (b) the Required Lenders, and (c) if the rights or duties of Administrative Agent or the Swing Line Lender are affected thereby, Administrative Agent or the Swing Line Lender, as applicable:

(a)     no amendment or waiver pursuant to this Section 11.11 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender, (B) reduce the amount of (including by reducing the applicable interest rate), or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder, (C) reduce any voting percentages applicable to any Lender without the consent of such Lender or (D) implement any changes to any pro rata sharing provisions applicable to any Lender without the consent of such Lender;

[Bio-Techne - Signature Page to Credit Agreement]

(b)     no amendment or waiver pursuant to this Section 11.11 shall, unless signed by each Lender, extend the Termination Date, change the definition of Required Lenders, change the provisions of this Section 11.11, release any material guarantor (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(c)     no amendment to Section 10 shall be made without the consent of the Guarantor(s) affected thereby.

Section 11.12     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

i.     a reduction in full or in part or cancellation of any such liability;

ii.     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority

Section 11.13     Headings. Section headings used in this Agreement are for reference only and shall not limit or otherwise affect the construction of this Agreement.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.14     Costs and Expenses; Indemnification.

(a)     Borrower agrees to pay all documented costs and expenses of Administrative Agent in connection with the preparation, due diligence (including third party expenses, if any), negotiation, syndication, administration, management, execution and delivery of the Loan Documents, or any amendments, modifications or waivers of any provisions thereto, including the reasonable and documented fees and disbursements of counsel to Administrative Agent, in connection with the preparation, due diligence, negotiation, execution and delivery of the Loan Documents, and any amendment, modification, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Borrower agrees to pay to Administrative Agent and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by Administrative Agent, such Lender, or any such holder, including reasonable attorneys’ fees, disbursements, settlement costs and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Guarantor as a debtor thereunder). Borrower further agrees to indemnify Administrative Agent, each Lender, and any security trustee therefor or Affiliate thereof, and each of their respective directors, partners, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, costs, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification, as determined in a final non-appealable judgment of a court of competent jurisdiction. Borrower, upon demand by Administrative Agent or a Lender at any time, shall reimburse Administrative Agent or such Lender for any legal or other expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified, as determined in a final non-appealable judgment of a court of competent jurisdiction. To the extent permitted by applicable law, neither Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of Borrower under this Section shall survive the termination of this Agreement.

(b)     Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees, charges, settlement costs, and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee, as determined in a final non-appealable judgment of a court of competent jurisdiction. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and trustees, and their successors and assigns.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.15     Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by Borrower and each Guarantor at any time or from time to time, subject to the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of Borrower or such Guarantor to that Lender, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 11.16     Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.17     Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto or thereto, shall be governed by and construed and determined in accordance with the internal laws of the State of New York.

Section 11.18     Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 11.19     Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Administrative Agent or any Lender may have received hereunder shall, at the option of Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 11.20     Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.21     Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 11.22     Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)     EACH OF BORROWER AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT AND ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY GUARANTOR OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(b)     EACH OF BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.23     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.24     USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (as amended or reauthorized from time to time, the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

Section 11.25     Confidentiality. Each of Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (by subpoena or otherwise) (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (by subpoena or otherwise), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Bio-Techne - Signature Page to Credit Agreement]

Section 11.26     No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their Affiliates or any other Person and (ii) the Administrative Agent does not have any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

[Bio-Techne - Signature Page to Credit Agreement]

BIO-TECHNE CORPORATION

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President and Chief Executive Officer

RESEARCH AND DIAGNOSTIC SYSTEMS, INC.

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President and Chief Executive Officer

BIOSPACIFIC, INC.

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President and Chief Executive Officer

CYVEK, INC.

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

PROTEINSIMPLE

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

[Bio-Techne - Signature Page to Credit Agreement]

NOVUS HOLDINGS, LLC

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

NOVUS BIOLOGICALS, LLC

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

CLINIQA CORPORATION

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

BIONOSTICS, INC.

By:	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	President

[Bio-Techne - Signature Page to Credit Agreement]

BMO Harris Bank N.A., as Administrative Agent, Swing Line Lender and a Lender

By:	/s/ Jessica Markkula
	Name:	Jessica Markkula
	Title:	Vice President

[Bio-Techne - Signature Page to Credit Agreement]

Exhibit A
Notice of Borrowing

Date: __________ __, ____

To:

BMO Harris Bank N.A., as Administrative Agent for the Lenders, parties to the Credit Agreement dated as of [__________ __], 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Bio-Techne Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the Borrowing specified below:

1.     The Business Day of the proposed Borrowing is ___________, ____.

2.     The aggregate principal amount of the proposed Borrowing is $______________.

3.     The Borrowing is being advanced under the Revolving Credit.

4.     The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

5.     [If applicable:] The length of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b)     no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit A-1

Exhibit B

Notice of Continuation/Conversion

Date: __________ __, ____

To:

BMO Harris Bank N.A., as Administrative Agent for the Lenders, parties to the Credit Agreement dated as of [__________ __], 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Bio-Techne Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.     The conversion/continuation Date is __________, ____.

2.     The aggregate amount of the Revolving Loans to be [converted] [continued] is $______________.

3.     The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4.     [If applicable:] the length of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be ____ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b)     no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit B-1

Exhibit C-1

[FORM OF] Revolving Note

U.S. $[________________]	[__________ __], 20[__]

For Value Received, the undersigned, Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of ___________________________ and ____/100 Dollars ($_____________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of [___________ __], 2016, among Borrower, the Guarantors party thereto, the Lenders party thereto and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit C-1

Exhibit C-2

[FORM OF] Swing Note

U.S. $20,000,000.00	[__________ __], 20[__]

For Value Received, the undersigned, Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), hereby promises to pay to BMO Harris Bank N.A. (the “Lender”) or its registered assigns on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of [__________ __], 2016, among Borrower, the Guarantors party thereto, the Lenders party thereto and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit C-2

Exhibit D

Bio-Techne Corporation

Compliance Certificate

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders from time to time party to, the Credit Agreement described below

This Compliance Certificate is furnished to Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of [__________ __], 2016, among us and the other parties thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies ON BEHALF OF Borrower in his/her capacity as an Authorized Representative of Borrower and not in an individual capacity, that:

1.     I am the duly elected ____________ of Bio-Techne Corporation;

2.     I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate[, except as set forth below]1;

4.     The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5.     The Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

6.     The Schedule II hereto sets forth a list of all Immaterial Subsidiaries of Borrower. I confirm that (i) the Total Assets (determined on a consolidated basis) of all Immaterial Subsidiaries does not exceed 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (ii) the total revenues (determined on a consolidated basis) of all Immaterial Subsidiaries does not exceed 5% of the aggregate total revenues of Borrower and its Subsidiaries on a consolidated basis, in each case, as of the last day of, or for the accounting period covered by the attached financial statements.

1 If applicable.

D-1

[Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________ __ 20__.

BIO-TECHNE CORPORATION

By:
Name:
Title:

D-2

Schedule I
to Compliance Certificate

Bio-Techne Corporation

Compliance Calculations
for Credit Agreement dated as of [__________ __], 201[_]

Calculations as of _____________, _______

A. Minimum Interest Coverage Ratio (Section 7.16(a))

1.Net Income for past 4 quarters	$

2.Interest Expense for past 4 quarters

3.Income taxes for past 4 quarters

4.Adjustments for:

(i)      inventory step-ups associated with inventory of a Permitted Acquisition, one-time professional fees associated with a Permitted Acquisition, any non-recurring fees, expenses or charges (including any such items directly attributable to severance, restructuring charges, relocation costs and one-time compensation charges) relating to a Permitted Acquisition and other non-recurring extraordinary items (all as approved by the Administrative Agent)

(ii) gains or losses realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business

(iii) extraordinary or non-recurring charges, expenses, gains or losses

(iv) any losses from an early extinguishment of indebtedness

(v)    all other non-cash compensation expenses from equity based compensation and non-cash charges, non-cash expenses or non-cash gains or losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period)

TOTAL

5. Sum of lines A1, A2, A3, and A4 (“EBIT”)	$

Schedule I-1

6. Cash interest payments for past 4 quarters

7. Ratio of Line A5 to Line A6		____:1.00

8. Line A7 ratio must not be less than		3.00:1.00

9. Borrower is in compliance (circle yes or no)		yes/no

B. Maximum Total Leverage Ratio (Section 7.16(b))

1. Total Funded Debt (gross)	$

2. Less unrestricted cash (up to $50MM)

3. Total Funded Debt (net)

4. EBIT

5. Depreciation and Amortization Expense for past 4 quarters

6. EBITDA of the target of a Permitted Acquisition

7. Sum of Lines B4, B5 and B6 (“EBITDA”)

8. Ratio of Line B3 to Line B7		____:1.00

9. Line B8 ratio must not exceed		3.50:1.00[2]

10. Borrower is in compliance (circle yes or no)		yes/no

2 During a Qualified Acquisition Period, such ratio shall be increased to 4.00 to 1.00.

Schedule I-2

Schedule II
to Compliance Certificate

Bio-Techne Corporation

Immaterial Subsidiaries as of [__________ __], 201[_]

Schedule II-1

Exhibit E

Additional Guarantor Supplement

______________, ___

BMO Harris Bank N.A., as Administrative Agent for the Lenders parties to the Credit Agreement dated as of [__________ __], 2016, among Bio-Techne Corporation, as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, Administrative Agent and the other parties thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Sections 6 and 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to Administrative Agent, and it shall not be necessary for Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[Name of Subsidiary Guarantor]

By:
Name:
Title:

Exhibit E-1

Exhibit F

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

5 Select as appropriate.

6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit F-1

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Bio-Techne Corporation

4.	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of [__________ __], 2016, among Bio-Techne Corporation, the Guarantors from time to time party thereto, the Lenders parties thereto, BMO Harris Bank N.A., as Administrative Agent, and the other parties thereto

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
		Revolving Credit	$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	______________][12]

[Page break]

7 List each Assignor, as appropriate.

8 List each Assignee, as appropriate.

9 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., "Revolving Credit Commitment," etc.)

10 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

11 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

12 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F-2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][14]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]15 Accepted:

BMO Harris Bank N.A., as

Administrative Agent and Swing Line Lender

By: _________________________________

Title:

13 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

15 To be added only if the consent of the Administrative Agent and the Swing Line Lender is required by the terms of the Credit Agreement.

Exhibit F-3

[Consented to:]16

Bio-Techne Corporation

By: ________________________________

Title:

 16 To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

Exhibit F-4

ANNEX 1

Bio-Techne Corporation Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.      Representations and Warranties.

1.1     Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.10 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1-1

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

Exhibit G

Form of Revolving Credit Commitment Increase Supplement

Reference is made to the certain Credit Agreement dated as of [__________ __], 2016 (as the same may hereafter by amended, supplemented or modified from time to time the “Credit Agreement”), among Bio-Techne Corporation, a Minnesota corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time a party thereto, BMO Harris Bank N.A., as Administrative Agent (“Administrative Agent”), and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Lender identified on Schedule 1 hereto (the “Increasing Lender”), Administrative Agent and Borrower agree as follows:

The Increasing Lender hereby irrevocably increases its Revolving Credit Commitment to Borrower by the amount set forth on Schedule 1 hereto under the heading “Principal Amount of Increased Revolving Credit Commitment” (the “Increased Revolving Credit Commitment”) pursuant to Section 2.16 of the Credit Agreement. From and after the Effective Date (as defined below), (i) the Increasing Lender will be a Lender under the Credit Agreement with respect to the Increased Revolving Credit Commitment as well as its existing Revolving Credit Commitment under the Credit Agreement and (ii) the total amount of the Revolving Credit Commitment of the Increasing Lender will be the amount set forth on Schedule 1 hereto under the heading “Total Amount of Revolving Credit Commitment of Increasing Lender (including Increased Revolving Credit Commitment).”

Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any of its Subsidiaries or any other obligor or the performance or observance by Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Revolving Credit Commitment Increase Supplement; (b) confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.5 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Revolving Credit Commitment Increase Supplement; (c) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit G-1

The effective date of this Revolving Credit Commitment Increase Supplement shall be the Effective Date of the Increased Revolving Credit Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Revolving Credit Commitment Increase Supplement by each of the Increasing Lender and Borrower, it will be delivered to Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by Administrative Agent).

Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Increased Revolving Credit Commitment (including payments of principal, interest, fees and other amounts) to the Increasing Lender for amounts which have accrued on and subsequent to the Effective Date.

This Revolving Credit Commitment Increase Supplement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Commitment Increase Supplement to be executed as of the date first written above by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left blank. Schedule 1 to follow.]

Exhibit G-2

Schedule 1

to Revolving Credit Commitment Increase Supplement

Name of Increasing Lender:

Effective Date of Increased Revolving Credit Commitment:

Principal Amount of Increased Revolving Credit Commitment:	Total Amount of Revolving Credit Commitment of Increasing Lender (including Increased Revolving Credit Commitment):
$____________________	$____________________

[NAME OF INCREASING LENDER]

Name:
Title:

BIO-TECHNE CORPORATION

Name:
Title:

Accepted and consented to by the Administrative Agent and the Swing Line Lender this ___ day of __________

BMO Harris Bank N.A., as Administrative Agent and Swing Line Lender

By:
Name:
Title:

Exhibit G-1

Schedule 1

Commitments

Name of Lender	Revolving Credit Commitment

BMO Harris Bank N.A.	$125,000,000

JPMorgan Chase Bank, N.A.	$125,000,000

PNC Bank, National Association	$75,000,000

Goldman Sachs Bank USA	$37,500,000

Deutsche Bank AG New York Branch	$37,500,000

Total	$400,000,000

Schedule 1

Schedule 5.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Alpha Innotech Corp.	Delaware	100%	ProteinSimple
Bio-Techne AG	Switzerland	100%	Bio-Techne Ltd.
Bio-Techne GmbH	Germany	100%	Bio-Techne Ltd.
Bio-Techne Hong Kong, Ltd.	Hong Kong	100%	R&D Systems China Co., Ltd.
Bio-Techne Ltd.	United Kingdom	100%	Bio-Techne Corporation
Bio-Techne Singapore Pte. Ltd.	Singapore	100%	Research and Diagnostic Systems, Inc.
Bionostics, Inc.	Massachusetts	100%	Research and Diagnostic Systems, Inc.
BiosPacific, Inc.	Minnesota	100%	Research and Diagnostic Systems, Inc.
Boston Biochem, Inc.	Minnesota	100%	Research and Diagnostic Systems, Inc.
Cliniqa Corporation	California	100%	Bio-Techne Corporation
CyVek, Inc.	Delaware	100%	Research and Diagnostic Systems, Inc.
Imgenex Corporation[17]	California	100%	Novus Holdings, LLC
McLaren Reorganization Sub II, LLC	Delaware	100%	ProteinSimple
Novus Biologicals Canada, ULC[18]	Nova Scotia, Canada	100%	Novus Canada International, LLC
Novus Biologicals, LLC	Delaware	89%	Novus Holdings, LLC
Novus Biologicals, LLC	Delaware	11%	Imgenex Corporation
Novus Biologicals, Ltd.[19]	United Kingdom	100%	Novus Biologicals, LLC

17 Likely to be dissolved.

18 To be dissolved.

Schedule 5.2

Novus Canada International, LLC	Delaware	100%	Novus Biologicals, LLC
Novus Holdings, LLC	Delaware	100%	Bio-Techne Corporation
Protein Forest, Inc.	Delaware	100%	ProteinSimple
ProteinSimple	Delaware	100%	Bio-Techne Corporation
ProteinSimple Hong Kong Ltd.	Hong Kong	100%	Alpha Innotech Corp.
ProteinSimple Japan K.K.	Japan	100%	ProteinSimple
ProteinSimple Ltd.	Ontario, Canada	100%	McLaren Reorganization Sub II, LLC
ProteinSimple Science and Technology (Shanghai) Co., Ltd. (WOFE) (CN)	China	100%	ProteinSimple Hong Kong Ltd.
R&D Systems China Co., Ltd.	China	100%	Research and Diagnostic Systems, Inc.
R&D Systems France	France	100%	Bio-Techne Ltd.
Research and Diagnostic Systems, Inc.	Minnesota	100%	Bio-Techne Corporation
Shanghai PrimeGene Bio-Tech Co., Ltd.	China	100%	R&D Systems China Co., Ltd.
Space Import Export S.r.l.	Italy	100%	Bio-Techne Ltd.
Tocris Cookson Limited	United Kingdom	100%	Bio-Techne Ltd.
Zephyrus Biosciences, Inc.	Delaware	100%	ProteinSimple

19 To be dissolved.

Schedule 5.2

TABLE OF CONTENTS

Page

Schedule 7.1

(Indebtedness)

None.

-i-